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                                                                 Exhibit 23.1




                                  September 12, 1997


Board of Directors
Crossmann Communities, Inc.
9202 North Meridian Street, Suite 300
Indianapolis, Indiana 46260

Ladies and Gentlemen:

    We have acted as counsel to Crossmann Communities, Inc., an Indiana corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") for the purposes of registering under the Securities Act of 1933, as amended (the "Securities Act"), an aggregate of up to 62,276 Common Shares of the Company (the "Shares") on behalf of Donald L. Cutter pursuant to the terms and conditions of the Plan and Agreement of Merger by and among the Company and Crossmann Acquisition Corporation, Inc., Cutter Homes, Ltd. and Donald L. Cutter. (the "Agreement").

    In connection therewith, we have investigated those questions of law we have deemed necessary or appropriate for purposes of this opinion. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for the purpose of this opinion, including:

    1. A copy of the Company's Articles of Incorporation, together with all amendments thereto, certified by the Secretary of State of the State of Indiana on September 10, 1997 to be a true and correct copy thereof;

    2.   A copy of the Bylaws of the Company, as amended to date;

    3. Resolutions relating to the registration of the Shares and the filing of the Registration Statement adopted by the Company's Board of Directors (the "Filing Resolutions") on September 11, 1997;

    4.   Resolutions relating to the approval of the Agreement adopted by the

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         Company's Board of Directors on or about June 13, 1997 (the "Agreement
         Resolutions"); and

    5.   The Registration Statement.

    We have also relied, without investigation as to the accuracy thereof, on other certificates of and oral and written communication from public officials and officers of the Company.

    For purposes of this opinion, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies; (ii) that the Filing Resolutions and the Agreement Resolutions have not and will not be amended, altered or superseded before the filing of the Registration Statement; and (iv) that no changes will occur in the applicable law or the pertinent facts before the filing of the Registration Statement.

    Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Shares are validly authorized, legally issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this Firm under the caption "Legal Matters" in the Prospectus included as a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations relating thereto.


                                      Very truly yours,

                                      /s/ Ice Miller Donadio & Ryan
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